Exhibit 10.2

PROMISSORY NOTE

Commitment Amount: $250,000	February 2, 2017

FOR VALUE RECEIVED, Transgenomic, Inc., a Delaware corporation, having its principal office at 12325 Emmet Street, Omaha, NE 68164 (the “Borrower”) hereby unconditionally promises to pay to the order of Precipio Diagnostics, LLC, a Delaware limited liability company, having its principal place of business at 4 Science Park, New Haven, CT 06511 (the “Lender”), upon the earlier of (x) the Closing (as defined in the Merger Agreement) and (y) May 3, 2017 or such later date as requested by Borrower and agreed to in writing by the Lender in its sole discretion (such date, the “Maturity Date”), the principal sum of $250,000 (the “Commitment Amount”) or such lesser amount as may be outstanding under this Promissory Note (the “Note”), together with accrued unpaid interest as set forth herein.

Borrower, Lender and New Haven Labs, Inc., a Delaware corporation and wholly owned subsidiary of Borrower (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of October 12, 2016, as amended by that First Amendment, dated as of February 2, 2017 (as further amended, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Lender with Lender continuing as the surviving company (the “Merger”).

1.       Revolving Credit Facility.

1.1       Upon execution hereof, the Borrower shall be deemed to have requested, and the Lender agrees to make, so long as an Event of Default has not occurred prior to such date, an Advance on each date on Schedule I for at least the minimum amount set forth opposite such date on Schedule I (the “Agreed Advances”). In addition, subject to the terms hereof, the Lender may, in its sole discretion, agree to make additional advances (each an “Additional Advance,” and, together with the Agreed Advances, the “Advances”) to the Borrower upon receipt of an Advance Request in accordance with Section 1.2, in an aggregate amount that, when combined with the Agreed Advances, shall not exceed the Commitment Amount. The Borrower acknowledges and agrees that (i) the Lender has no obligation of any kind to make any Additional Advance, (ii) the Lender may elect at any time and without cause to make an Additional Advance in a lesser amount than requested in an Advance Request or to not make any Additional Advances entirely and (iii) the Lender may elect, in its discretion, to pay directly the expenses, payables or indebtedness owed to any third parties identified in an Advance Request and any such amounts so paid shall be treated as an Advance for all purposes under this Note.

1.2       To request additional Advances, the Borrower shall provide written notice to the Lender, together with supporting documentation, including any related invoices or schedules, detailing the expenses in which the Advance will be used to satisfy, in each case in form and substance satisfactory to the Lender (the “Advance Request”), not later than 5:00p.m., eastern standard time, seven (7) calendar days prior to the date of the proposed borrowing.

1.3       The Lender shall maintain a record of all Advances and payments made hereunder and such records shall, absent manifest error, be binding on the Borrower for all purposes.

1.4       Principal amounts repaid or prepaid hereunder, subject to the terms hereof, may be reborrowed.

2.       Interest; Net Payments.

2.1       All Advances outstanding hereunder shall accrue interest daily at a rate per annum equal to the Interest Rate and be calculated based on a 360-day year of twelve 30-day months, from the date thereof until paid in full, upon any net balance outstanding, which interest will be payable by the Borrower in arrears on the Maturity Date (and, in any event, until the principal is paid pursuant to the terms hereof); provided, however, if the Borrower does not pay the interest due and owing by the Maturity Date, such amount(s) shall automatically be compounded. Principal and interest shall be repaid in full on the Maturity Date or upon such earlier date upon which demand therefor is made by the Lender; provided, however, five days advance notice of any such demand shall be given to the Borrower.

2.2       Any amounts outstanding on the earliest of (i) the occurrence of an Event of Default and the passage of any applicable cure period or (ii) ten days after the Maturity Date, to the extent permitted by applicable law, shall accrue interest at the Interest Rate plus two percent (2.0%) per annum, compounded daily (the “Default Rate”).

2.3       All payments hereunder shall be made to the account specified by the Lender to the Borrower in immediately available funds in United States Dollars without setoff, defense or counterclaim or withholding on account of taxes, levies, duties or any other deduction whatsoever; provided, however, the Lender may reduce the amount to be paid at any time hereunder by any amount owed by the Lender to the Borrower, as reflected on the books and records of the Lender. Whenever any payment to be made hereunder shall be otherwise due on a day which is not a business day, such payment shall be made on the next succeeding business day, unless such date falls into the next calendar month (in which case payment is to be made on the preceding date) and such extension of time shall in such case be included in the computation of interest.

2.4       “Interest Rate” shall mean an annual rate equal to ten percent (10.0%).

3.       Representations and Warranties; Covenants.

3.1       As an inducement for the Lender to make Advances hereunder, the Borrower hereby represents, warrants and covenants that on the closing date and at the time of each Advance that:

(a)       it is a Delaware corporation, duly organized, validly existing, and in good standing;

(b)       it has the authority and has taken all necessary action in order to execute and deliver this Note and to perform the terms and provisions set forth herein;

(c)       the Borrower's obligations under this Note are legal, valid, binding, and enforceable against the Borrower in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditor’s rights in general;

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(d)       except for the consent of Third Security Senior Staff 2008 LLC, acting as agent on behalf of the lenders under the Borrower’s secured loan agreement, no consent, approval or authorization of, or registration, declaration or filing with, any governmental authority or other person or entity is required as a condition to or in connection with the due and valid execution, delivery and performance by the Borrower of this Note;

(e)       the Borrower shall provide the Lender with (i) a daily update of the cash receipts and cash balance of the Borrower, including a reconciliation of the cash receipts and disbursements and (ii) such other financial information regarding the Borrower, its affiliates, and their respective business operations as the Lender may from time to time request;

(f)       without the prior written consent of the Lender, the Borrower shall not amend its governing documents in any manner that would be adverse to the Lender;

(g)       without the prior written consent of the Lender, the Borrower shall not directly or indirectly incur any indebtedness for borrowed money (or similar liability); and

(h)       without the prior written consent of the Lender, the Borrower shall not, directly or indirectly, encumber, pledge, hypothecate, or charge any of its assets or properties or sell all or substantially all of its assets or properties.

4.       Use of Proceeds. The proceeds of each Advance shall be used in accordance with the Advance Request with respect to such Advance; provided, that (i) the Agreed Advances may only be used for payroll obligations of the Borrower and any premiums due and payable on existing insurance policies of the Borrower, and (ii) to the extent an Advance Request does not otherwise specify the use of the full amount of an Advance, such remaining amounts of an Advance shall be used solely for operating expenses of the Borrower. The Borrower hereby covenants and agrees that it will not, directly or indirectly, without the prior written consent of the Lender use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or other person or entity for any purpose other than as described in the first sentence of this Section 4.

5.       Events of Default.

5.1       In the event of any of the following (each, an “Event of Default”), then the obligations hereunder shall immediately and automatically become due and payable in full without further demand or notice, and the Lender shall be entitled to exercise all of its rights and remedies under this Note, the other related documents and as otherwise provided under applicable law:

(a)       the Borrower fails to pay any principal amount when due hereunder, whether at maturity, upon demand, or otherwise;

(b)       the Borrower fails to pay any interest or other amount when due hereunder;

(c)       the Borrower shall have made a material misrepresentation herein, in the Merger Agreement or in any other document or agreement delivered to the Lender in connection with this Note;

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(d)       the Borrower uses the proceeds of any Advance for any purpose other than in accordance with Section 4 above.

(e)       the Borrower fails to perform any agreement or covenant contained herein or under any other document or agreement delivered to the Lender in connection with this Note;

(f)       (i) the Borrower voluntarily commences a case or proceeding seeking liquidation, reorganization, or other relief with respect to the Borrower or any of its debts under any bankruptcy, insolvency, or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or any substantial part of its property (hereinafter, a “Proceeding”), (ii) an involuntary Proceeding is commenced against the Borrower, and such involuntary Proceeding shall remain undismissed and unstayed for a period of 30 days, (iii) an order for relief shall be entered against the Borrower with respect to the disposition of any of its respective property under the bankruptcy laws as now or hereafter in effect, (iv) the Borrower makes an assignment for the benefit of its creditors or admits in writing its inability to pay its debts, or (v) the Borrower shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as its debts become due;

(g) one or more judgments or decrees shall be entered by a court or courts against the Borrower or any of its properties;

(h)       the Borrower sell, transfers, or assigns the Note or any of the loans or Advances thereunder without the prior written consent of Lender; or

(i)       the Borrower terminates or dissolves its business or takes any actions designed or intended to impair or limit in any material respect the ability of Borrower to conduct its business in the ordinary course consistent with past practices.

6.       Lender's Expenses.

The Borrower agrees to pay or reimburse the Lender for all its reasonable costs and expenses, including, without limitation, reasonable fees and disbursements of counsel to the Lender, incurred in connection with the enforcement or preservation of any rights under this Note, including, without limitation, costs and expenses incurred in connection with the collection of amounts due hereunder following a default or an Event of Default. The agreements in this Section 6 shall survive repayment of the Note.

7.       Cumulative Remedies; No Waiver.

To the extent permitted by law, every remedy given hereunder to the Lender shall not be exclusive of any other remedy or remedies, and every such remedy shall be cumulative and in addition to every remedy provided by statute, law, equity or otherwise.

8.       Waiver of Presentment.

The Borrower hereby waives presentment for payment, demand, notice of nonpayment, notice of protest, notice of intent to accelerate, notice of acceleration and protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, and agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Lender and consents to any and all such extensions of time, renewals, waivers and modifications as may be granted by the Lender with respect to the payment or other provisions of this Note without notice to the Borrower and without affecting its liability hereunder.

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9.       Compliance with Usury Laws.

It is the intent of the Lender and the Borrower to comply at all times with applicable usury laws. If at any time such laws would render usurious any amounts called for under this Note, then it is the express intention of the Borrower and the Lender that such excess amount be immediately credited on the principal balance of this Note (or, if this Note has been fully paid, refunded by the Lender to the Borrower, and the Borrower shall accept such refund), and the provisions hereof be immediately deemed to be reformed and the amounts thereafter collectible hereunder reduced to comply with the then applicable laws, without the necessity of the execution of any further documents, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

10.       Governing Law.

(a)       This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)       THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE AND FOR ANY COUNTERCLAIM THEREIN.

11.       Amendment; Entire Agreement.

(a)       This Note may not be changed, waived, modified or discharged orally but only by an agreement in writing, signed by the party against whom enforcement of any such change, waiver, modification or discharge is sought. This Note may not be assigned by the Borrower or the Lender. This Note shall be binding on the Borrower and shall inure to the benefit of the Lender.

(b)       This Note represents the agreement of the Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein or under any other document or agreement delivered to the Lender in connection with this Note.

12.       Severability.

If any term or provision of this Note or the application thereof to any person or circumstance shall to any extent be invalid, illegal or unenforceable, the remainder of this Note or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Note to be executed by their duly authorized officers as of the date and year first above written.

LENDER:

PRECIPIO DIAGNOSTICS, LLC

By:	/s/ Ilan Danieli
Name:	Ilan Danieli
Title:	Chief Executive Officer

BORROWER:

TRANSGENOMIC, INC.

By:	/s/ Paul Kinnon
Name:	Paul Kinnon
Title:	President

[Signature Page to Promissory Note]

Schedule I

Agreed Advances

Advance Date	Amount
February 8, 2017	$20,000
February 15, 2017	$30,000
February 22, 2017	$60,000
March 1, 2017	$30,000